As filed with the Securities and Exchange Commission on April 1, 2021

 Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________________________________

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________________________________

REGIONAL HEALTH PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	81-5166048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard NW, Suite 100

Suwanee, Georgia  30024

(678) 869-5116

(Address of principal executive offices, including zip code)

_________________________________________________

Regional Health Properties, Inc. 2020 Equity Incentive Plan

(Full titles of the plans)

__________________________________________________

Benjamin A. Waites

Chief Financial Officer and Vice President

Regional Health Properties, Inc.

454 Satellite Boulevard NW, Suite 100

Suwanee, Georgia  30024

(678) 869-5116

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

__________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

943315

Calculation of Registration Fee

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	250,000	$4.925	$1,231,250	$134.33

(1)

Covers an aggregate of 250,000 shares of common stock, no par value per share (the “Common Stock”), of Regional Health Properties, Inc. (the “Registrant”) that may be issued by the Registrant under the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. The 2020 Plan was approved by the shareholders of the Registrant on December 16, 2020.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act on the basis of $4.925 per share, the average of the high and low prices of the Common Stock as quoted on the NYSE American on March 26, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by Regional Health Properties, Inc. (“Regional Health”) with the Commission and are incorporated herein by reference:

(a)	Regional Health’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 29, 2021;
(b)	Regional Health’s Current Report on Form 8-K filed with the Commission on January 7, 2021; and
(c)

The description of Regional Health’s common stock, no par value, contained in Regional Health’s Current Report on Form 8-K12B, filed with the Commission on October 2, 2017, together with any amendment or report filed for updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (“GBCC”) provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (c) of Section 14-2-851 of the GBCC provides that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 14-2-851 of the

GBCC.  Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director.  If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (a) the appropriation, in violation of their duties, of any business opportunity of the corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) the types of liability set forth in Section 14-2-832 of the GBCC; or (d) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions.  Finally, a corporation may also indemnify an employee or agent who is not a director to the extent that, consistent with public policy, may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

Article VII of the Articles of Incorporation of Regional Health provides that no director shall be liable to Regional Health or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of Regional Health; (b)  for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in the GBCC or any successor law; or (d) for any transaction from which the director received an improper benefit.

Article IX of the Bylaws of Regional Health provides that Regional Health shall indemnify an individual (or such person’s estate or personal representative, as applicable) who is a party to a proceeding because he or she is or was a director or officer, respectively, of Regional Health or who, while a director or officer of Regional Health, is or was serving at the Regional Health’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity for any liability incurred in such proceeding. Regional Health’s Bylaws further provide that Regional Health may indemnify and advance expenses to any employee or agent to the same extent and subject to the same conditions that a Georgia corporation could indemnify and advance expenses to its directors and officers.  Notwithstanding the foregoing, Article IX of Regional Health’s Bylaws provides that Regional Health shall not indemnify such individual for any liability incurred in a proceeding in which the individual is adjudged liable to Regional Health or is subjected to injunctive relief in favor of Regional Health: (a) for any appropriation, in violation of his or her duties, of any business opportunity of Regional Health; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in the GBCC or any successor law; or (d) for any transaction from which such individual received an improper benefit.

Article IX of Regional Health’s Bylaws further provides that, before final disposition of a proceeding, and subject to the director or officer delivering a written affirmation of his or her good faith belief that his or her conduct may be indemnified and an undertaking to repay the advanced funds if he or she is not entitled to indemnification, Regional Health shall advance funds to pay for or reimburse the expenses incurred in defense of such proceeding.  A determination as to reasonableness of expenses for a specific proceeding may be made: (a) if there are two (2) or more disinterested directors, by the Board of Directors by a majority vote of all disinterested directors (which shall constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or (b) by certain shareholders, provided that shares owned by or voted under the control of a director or officer who at the time does not qualify as a disinterested director or disinterested officer may not be voted for this purpose.

The rights of indemnification provided in Article IX of Regional Health’s Bylaws are in addition to the power of Regional Health to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against or incurred by him or her in that capacity or arising out of his or her status as such, regardless of whether Regional Health would have the power to indemnify or advance expenses to him or her against the same liability under the Bylaws of Regional Health or otherwise.

Regional Health’s Bylaws further provide that any amendment, modification or rescission to Article IX that would diminish the right of indemnification or advancement of expenses of any indemnified person thereunder shall, as to such indemnified person, apply only to proceedings based on actions or omissions occurring after such amendment.  Any indemnified person shall, as to any proceeding based on actions or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification or advancement of expenses under Article IX as in effect prior to such amendment.  To the extent that the GBCC is amended to permit a Georgia corporation to provide its directors and officers greater rights to indemnification or advancement of expenses than those set forth in Regional Health’s Bylaws, Article IX provides that it shall be deemed amended to require such greater rights.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1

Amended and Restated Articles of Incorporation of Regional Health Properties, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017).

4.2	Amended and Restated Bylaws of Regional Health Properties, Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017).
4.3	Certificate of Merger, effective September 29, 2017 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017).
4.4

Articles of Amendment to Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective December 31, 2018 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 28, 2018).

4.5	Form of Common Stock Certificate of Regional Health Properties, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K12B filed on October 10, 2017).
5.1	Opinion of Rogers & Hardin LLP.
23.1	Consent of Cherry Bekaert LLP.
23.2	Consent of Rogers & Hardin LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to this Registration Statement).
99.1	Regional Health Properties, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed December 17, 2020).

Item 9.  Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement, and;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on April 1, 2021.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
Brent Morrison Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Brent Morrison and Benjamin A. Waites, and each of them singly, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this April day of 1, 2021.

Signature	Title	Date

/s/ Brent Morrison	Director, Chief Executive Officer and President (Principal Executive Officer)	April 1, 2021
Brent Morrison
/s/ Benjamin A. Waites	Chief Financial Officer and Vice President (Principal Financial Officer and Principal Accounting Officer)	April 1, 2021
Benjamin A. Waites

/s/ Michael J. Fox	Director	April 1, 2021
Michael J. Fox

/s/ David A. Tenwick	Director	April 1, 2021
David A. Tenwick

/s/ Kenneth W. Taylor	Director	April 1, 2021
Kenneth W. Taylor